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                                 Exhibit 10.17

                       [INTERMET CORPORATION LETTERHEAD]



December 19, 1994



George W. Mathews, Jr.
212 Townsend Place, NW
Atlanta, Georgia  30327

Dear George:

This letter will outline the Compensation Committee's commitments to you concerning your December 1, 1994 retirement.

- --   Intermet will continue your full base salary of $289,008 per year for three
     (3) years for a total of $867,024. Should your death occur prior to the full payment of this amount, the balance will be paid to Jane Mathews.

- --   Intermet will continue your present comprehensive medical, dental and executive medical coverage for the full three (3) years mentioned above. Subsequent to this period, Intermet will provide you with the same medical coverage as other Intermet salaries retirees, with Jane Mathews receiving the same coverage as other Intermet Salaried employees' spouses, until such time as she reaches age 65. Upon reaching age 65, she will be provided with a Medicare supplement package. Should your death proceed Jane Mathews, she would be eligible for continuation privileges as provided by COBRA and conversion privileges. The required contributions for Jane Mathews will be deducted from your checks during this three (3) year period. After that time, you may make direct payments for Jane Mathews' dependent coverage.

- --   Intermet will provide you leased office space for a three (3) year period as outlined above. Additionally, you will be provided $12,000 allowance for furnishing this space. All other operating expenses will be your responsibility.

- --   Intermet will pay the salary and benefits for an assistant (Betty Allred)
     for three (3) years.

- --   You will be provided a leased American luxury automobile during this three
     (3) year period. Please contact Jim Rydel do make the necessary arrangements.

- --   Intermet will make a year end contribution of 2% to your 401(K) account and a 3% contribution to your ESOP account, subject to IRS limitations. You are eligible for distributions of these accounts. You will be contacted by the Human Resources department concerning your options.

George, I believe I have addressed all the items of concern to you. Should you have questions concerning any of the above, please give me a call.

Very truly yours,

INTERMET CORPORATION


/s/ Vernon R. Alden

- ------------------------------
FOR THE COMPENSATION COMMITTEE
Vernon R. Alden